Exhibit 99.1
For further information contact:
William C. Collett at 510/601-4339
DREYER’S ANNOUNCES CONVERSION OF CLASS A SHARES AND
CESSATION OF TRADING ON NASDAQ NATIONAL MARKET
     Oakland, Calif., January 17, 2006. Dreyer’s Grand Ice Cream Holdings, Inc. (“Dreyer’s”) (NNM: DRYR) announced today that, as a result of the exercise of a put right (the “Put Right”) by certain holders of Dreyer’s Class A Callable Puttable Common Stock (the “Class A Shares”) to require Dreyer’s to purchase their Class A Shares, Nestlé Ice Holdings, Inc. (“Nestlé Ice”), has become the owner of in excess of 90% of Dreyer’s outstanding voting stock. Nestlé Ice is a wholly-owned indirect subsidiary of Nestlé Holdings, Inc. (“Nestlé Holdings”), which provided funds to pay the purchase price for the exercise of a Put Right.
     In accordance with the terms of Dreyer’s certificate of incorporation, all Class A Shares for which the Put Right was not exercised have been automatically converted into shares of Dreyer’s Class B Common Stock (the “Class B Shares”).
     As a result of the conversion, no Class A Shares remain outstanding and Dreyer’s has filed a Form 15 with the Securities and Exchange Commission to terminate the registration of the Class A Shares under the Securities Exchange Act of 1934, as amended, and requested that trading of the Class A Shares on the NASDAQ National Market System (“NASDAQ”) cease effective as of the close of trading on NASDAQ on Tuesday, January 17, 2006.
     As previously discussed in Dreyer’s press release dated January 13, 2006, in addition to the conversion of the Class A Shares, as provided under a governance agreement by and among Dreyer’s, Nestlé S.A., a corporation organized under the laws of Switzerland, and Nestlé Holdings, since Nestlé Ice now owns at least 90% of Dreyer’s outstanding voting stock, Nestlé is obligated to cause a short form merger between Nestlé Holdings (or an affiliate) and Dreyer’s. Nestlé Holdings has affirmed its intent to cause Nestlé Ice to effect a short form merger with Dreyer’s. Accordingly, it is anticipated that as soon as practicable on January 18, 2006, Nestlé Ice will be merged with and into Dreyer’s, with Dreyer’s being the surviving corporation and becoming a wholly-owned indirect subsidiary of Nestlé Holdings. At the effective time of the merger, all then outstanding Class B Shares (other than shares held by Nestlé Ice) will automatically be converted into the right to receive a cash payment of $83.10 per Class B Share.
     After Nestlé Ice completes the short form merger, Dreyer’s shareholders who did not exercise the Put Right (other than Nestlé Ice or its affiliates) will have no further rights as shareholders other than a right to receive $83.10 per share in cash or to exercise dissenters’ appraisal rights pursuant to Delaware law. Following the merger, detailed instructions will be mailed to shareholders outlining the steps that Dreyer’s shareholders who did not exercise the Put Right must take in order to obtain payment or exercise their dissenters’ appraisal rights under Delaware law.
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     Dreyer’s Grand Ice Cream Holdings, Inc., and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured or distributed by Dreyer’s in the United States include Grand, Slow Churned® Light, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé Crunch®, Butterfinger®, Toll House®, Carnation®, Dibs™, Push-Up®, Dole®, Homemade, Fruit Bars, Starbucks® and The Skinny Cow®. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand extends to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.
     Edy’s, the Dreyer’s and Edy’s logo design, Slow Churned, Dibs and Homemade are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S. are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s.